Exhibit 99.1



TRADESTAR SERVICES, INC.                                   Contact: Rick Huttner
                                                           (505) 883-STAR (7827)

FOR IMMEDIATE RELEASE
---------------------


                            TRADESTAR SERVICES, INC.
                    CLOSES MERGER WITH THE CYMRI CORPORATION

                 APPOINTS THREE NEW DIRECTORS, NEW CEO, NEW CFO

Houston, Texas (May 23, 2006) -- Tradestar Services, Inc, ("Tradestar")
(OTCBB: TDSV) announced today the closing of its acquisition of The CYMRI Corporation for $2 million in cash, $3.075 million in 10% secured notes and an aggregate of 12,540,000 shares of Tradestar's common stock. CYMRI, headquartered in Houston, provides staffing services to the oil and gas industry through its subsidiary, Petroleum Engineers, Inc., based in Lafayette, Louisiana. Petroleum Engineers has been in the staffing business for 35 years. CYMRI owns oil and gas producing properties in Texas and owns additional oil and gas producing properties in Louisiana through its subsidiary, Triumph Energy, Inc. For the 2005 year, the CYMRI entities generated consolidated revenues of approximately $22.0 million.

Pursuant to the terms of the Merger Agreement among the parties, The CYMRI Corporation merged with and into Tradestar's wholly-owned subsidiary, CYMRI, L.L.C., and assumed CYMRI's existing $20 million credit facility with Sterling Bank plus additional indebtedness of approximately $2.1 million. The Sterling facility has approximately $6.5 million outstanding. Tradestar financed the cash portion of the purchase price with a new series of unsecured notes with existing investors, including members of its Board. The notes are issued in an aggregate original principal amount of $2.25 million; they bear interest at 10% per annum and mature in May 2007. In connection with the merger transaction, Tradestar issued three-year warrants to purchase an aggregate of 1,136,043 shares of its common stock at an exercise price of $1.87 per share.

Wells Fargo Business Credit provided working capital through a $5.0 Million Credit Facility, guaranteed by Tradestar and secured by the assets of its wholly-owned subsidiaries, Tradestar Construction Services, Inc. and Petroleum Engineers, Inc. The three-year facility bears interest at prime plus 1% per annum.

In connection with the transaction, Tradestar expanded its Board, effective immediately, to appoint three new members:

Jesse R. Marion, 51, is CEO of Millennium Seismic, Ltd, a Canadian seismic data company. Prior to founding Millennium in 1996, Mr. Marion served as President of Seitel Data, Inc., a wholly-owned subsidiary of Seitel, Inc., a public seismic data creation company. Mr. Marion also serves on the boards of Vigilant Exploration, Inc., Marion Oil and Gas, Inc. and Marion Oil and Gas Ltd.

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Larry M. Wright, 61, served as President and CEO of The CYMRI Corporation from its founding until its merger with Tradestar. Mr. Wright began his career in the oil and gas industry with UNOCAL in 1966. Mr. Wright has been affiliated with Sabine Gas Transmission since 1985 and was a founder, CEO and President of PANACO, Inc. Mr. Wright will serve as the CEO of CYMRI, L.L.C. and CEO of Petroleum Engineers. In connection with the transaction, CYMRI, L.L.C. entered into a three-year employment agreement with Mr. Wright.

Robert G. Wonish, 52, served as Vice President of The CYMRI Corporation since July 2002 and will serve as President of CYMRI, L.L.C. Mr. Wonish began his engineering career at Amoco in 1975 and joined PANACO's engineering staff in 1992. Mr. Wonish achieved positions of increasing responsibility at PANACO, ultimately serving as President and Chief Operating Officer.

Tradestar's Board also announced the appointment, effective immediately, of existing director, Frederick A. Huttner, as Chairman and CEO. Joe Downs will assume responsibilities as President and CEO of Tradestar Construction Services, Inc., and Kenneth Thomas, the current CFO of CYMRI, will serve as Vice President, CFO and Secretary of Tradestar. Tradestar also announced that Michael
W. Hopkins would continue his duties as Vice President - Development of CYMRI, L.L.C.

Rick Huttner, Tradestar's Chairman and CEO, commented, "The CYMRI merger achieves our strategic vision to diversify Tradestar's core staffing business, both geographically and in scope of industry coverage. Petroleum Engineers enjoys a terrific reputation in the staffing business, specifically in the oil and gas industry. The acquisition extends Tradestar's service capabilities and offers new and existing clients a range of services through our facilities in Las Vegas, Albuquerque, Phoenix, Houston and Lafayette."

Larry Wright, CYMRI's President and CEO, additionally commented that "Michael, Bob and I look forward to our association with Tradestar. The combination of our existing businesses allow us to offer a broader spectrum of services to our clients. Ultimately, these synergies benefit all Tradestar shareholders."

Tradestar provides staffing solutions to the construction and oil and gas industries in the southwestern US.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, and the timing and number of additional acquisitions made by Tradestar. Forward-looking statements are based on currently available information, and Tradestar assumes no obligation to update any such statements. A list of additional risk factors can be found in Tradestar's annual report on Form 10-KSB for the year ended December 31, 2005 filed with the US Securities and Exchange Commission.